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Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
WebTrends Corporation:


We consent to incorporation by reference in the Registration Statements (Nos. 333-72653, 333-76913, and 333-43500) on Form S-8 and the Joint Proxy
Statement/Prospectus (No. 333-54746) on Form S-4 of WebTrends Corporation of our report dated January 19, 2001, with respect to the consolidated balance sheets of WebTrends Corporation as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the annual report on Form 10-K of WebTrends Corporation.



/s/ KPMG LLP

Portland, Oregon
February 7, 2001